Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-94221

Pricing Supplement No. 3 dated October 23, 2001
(To Prospectus Supplement dated November 17, 2000 and Prospectus dated January 24, 2000)

CENTEX CORPORATION

Senior Medium-Term Notes, Series D
Floating Rate Notes

Principal Amount:	$25,000,000
CUSIP No.:	15231EBF4
Type:	Regular Floating Rate
Interest Rate Basis:	3 month LIBOR
Designated LIBOR Page:	Telerate 3750
Initial Interest Rate:	4.43%
Original Issue Date:	October 26, 2001
Stated Maturity:	October 10, 2006
Price to Public (Issue Price per
$1,000 Principal Amount):	100.00%
Agent’s Discount or Commission:	$125,000
Net Proceeds to Centex:	$24,875,000
Spread:	+210 Basis Points
Interest Rate Reset Period:	Quarterly
Interest Determination Dates:	Two London Business Days prior to each Interest Reset Date
Interest Payment and Reset Dates:	January 10, April 10, July 10, October 10 (commencing January 10, 2002)

        This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $25,000,000 Senior Medium-Term Notes, Series D (the “Notes”), described herein to Banc of America Securities LLC, as agent. It is expected that delivery of the Notes will be made against payment therefor on or about October 26, 2001.

        We may issue Senior Medium-Term Notes, Series D, and Subordinated Medium-Term Notes, Series D, under Registration Statement No. 333-94221 in a principal amount of up to $150,000,000 in gross proceeds and, to date, including this offering, an aggregate of $139,000,000 has been issued.